Exhibit 99.1

      SJW CORP. ANNOUNCES TWO-FOR-ONE STOCK SPLIT, DIVIDEND INCREASE AND
                        FOURTH QUARTER FINANCIAL RESULTS

     SAN JOSE, CA, February 1, 2006 - SJW Corp. (NYSE:SJW) announced that its Board of Directors approved in its meeting on January 31, 2006 a two-for-one split on SJW Corp. common stock. As a result of the stock split, shareholders of record on March 2, 2006 will receive one additional common share for every share held on that date. The additional shares will be mailed or delivered on or about March 16, 2006 by the company's transfer agent, American Stock Transfer and Trust Company. Upon completion of the split, the number of common shares outstanding will be approximately 18,270,882.

     The Company's Board of Directors at its meeting on January 31, 2006 approved a $0.06 per share increase in the annual dividend to $1.13 per share. A quarterly dividend of $0.2825 per share is payable on March 1, 2006 to shareholders of record on February 13, 2006. This quarterly dividend does not reflect the two-for-one stock split.

     Diluted earnings per common share for the quarter ended December 31, 2005, adjusted for the two-for-one common stock split, were $0.23, compared to $0.42 per share, as adjusted, for the same quarter in 2004 primarily due to the inclusion, in the fourth quarter of 2004, of a $3,776,000 after tax condemnation gain on the settlement of an eminent domain lawsuit with the Valley Transportation Authority involving SJW Land Company property.

     Operating revenue for the fourth quarter was $43,531,000 versus $37,942,000 for the same period in 2004, representing an increase of $5,589,000 or 15%. Revenues increased $2,957,000 due to cumulative rate increases, $2,208,000 due to increased customer usage, $250,000 due to customer growth and $174,000 from other sources.

     Water production costs for the fourth quarter of 2005, consisting of purchased water, power and pump taxes, were $15,665,000 versus $14,124,000 for the same period in 2004, an increase of $1,541,000 or 11%. The increase in production costs was primarily attributable to $1,265,000 due to higher customer usage, $433,000 due to higher purchased water and related pump tax costs, and $180,000 from other costs, which was partially offset by $337,000 attributable to a greater availability of surface water.

     Quarterly operating expenses for the fourth quarter of 2005, excluding water production costs and income taxes, increased $3,229,000 from the fourth quarter of 2004. The increase consisted principally of $1,769,000 in general and administrative costs, which includes a $580,000 increase in workers compensation and liability insurance, $333,000 increase in employee benefits' costs, $308,000 in professional services, $335,000 in salaries and other expenses and $213,000 in general corporate expenses. In addition, maintenance expenses increased $672,000, other operating expenses increased $626,000, and other taxes and depreciation expense increased $162,000. Income tax expense for the fourth quarter of 2005 is consistent with the similar quarter in 2004.

     Other comprehensive loss for the fourth quarter of 2005 was $7,121,000 and was primarily due to an increase of $3,854,000 in comprehensive loss due to increased post-retirement benefit obligations and a decrease of $3,267,000 due to the decline in the market value of the investment in California Water Service Group. In contrast, other comprehensive income increased $9,381,000 for the fourth quarter ended December 31, 2004 primarily due to the increase in market value of the investment in California Water Service Group.

     For the twelve months ended December 31, 2005, diluted earnings per common share, as adjusted for the two-for-one common stock split, were $1.18 compared to $1.08, as adjusted, for the year ended December 31, 2004. Operating revenue for 2005 was $180,105,000 versus $166,911,000 for 2004, representing an increase of $13,194,000 or 8%. Revenues increased $18,631,000 due to cumulative rate increases, $922,000 due to new customers, which was partially offset by a decrease of $5,786,000 attributable to lower customer usage and a decrease in other revenues of $573,000.

     The 2005 water production costs decreased $1,871,000, which was primarily attributable to a $4,460,000 decrease in usage and a greater availability of surface water of $1,033,000, which was partially offset by increases in the cost of purchased water and pump tax of $3,292,000 and other costs of $330,000. Other non-water production costs increased $7,036,000 in 2005 and is largely attributable to $3,412,000 increase in general and administrative costs, $1,291,000 in other operating costs, $1,173,000 in depreciation expense and $1,160,000 in maintenance and taxes other than income taxes. The increase in 2005 income taxes is due to increased pre-tax earnings.

     Diluted comprehensive income per share, adjusted for the two-for-one common stock split, was $1.08 for twelve months ended December 31, 2005 in comparison to $1.45, as adjusted, for the same period in 2004. The decrease in comprehensive earnings in 2005 was primarily due to increased post-retirement benefit obligations of $3,854,000 which was partially offset by a $638,000 increase in the market value of the investment in California Water Service Group in contrast to the increase in comprehensive income of $11,735,000 in 2004 primarily due to the increase in the market value of the investment in California Water Service Group.


This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Certain factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.




                            SJW CORP. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                            AND COMPREHENSIVE INCOME
                                   (UNAUDITED)
                 (In thousands, except share and per share data)

                                THREE MONTHS ENDED         TWELVE MONTHS ENDED
                                    DECEMBER 31                DECEMBER 31
                                2005          2004          2005          2004
                            --------------------------------------------------
OPERATING REVENUE           $ 43,531        37,942      $180,105       166,911

OPERATING EXPENSE:
  Operation:
    Purchased water           10,522         8,648        44,953        41,220
    Power                        926           992         4,318         5,511
    Pump taxes                 4,217         4,484        17,362        21,773
                            --------------------------------------------------
    Total production costs    15,665        14,124        66,633        68,504

    Administrative and
      general                  5,798         4,029        20,697        17,285
    Other                      3,875         3,249        14,183        12,892
  Maintenance                  2,843         2,171         9,475         8,674
  Property taxes and other
    nonincome taxes            1,435         1,308         5,673         5,314
  Depreciation and
    amortization               4,726         4,691        19,654        18,481
  Income taxes                 3,151         3,088        14,773        11,644
                             -------------------------------------------------
Total operating expense       37,493        32,660       151,088       142,794
                             -------------------------------------------------
OPERATING INCOME               6,038         5,282        29,017        24,117
Condemnation gain, net of
  taxes of $2,624                  -         3,776             -         3,776
Sale of non-utility property,
  net of taxes of $761             -             -         1,095             -
Interest on long-term debt    (2,127)       (2,111)       (9,283)       (9,247)
Dividend income                  313           311         1,254         1,243
Other, net                        (7)          417          (243)         (103)
                             -------------------------------------------------
NET INCOME                   $ 4,217         7,675      $ 21,840        19,786
                            ==================================================
Other comprehensive income (loss):
  Other comprehensive
    income (loss)            $(7,121)        9,381      $ (3,216)       11,735
  Income taxes                 2,909        (3,734)        1,308        (4,810)
                            --------------------------------------------------
Other comprehensive income
  (loss), net                $(4,212)        5,647      $ (1,908)        6,925
                            --------------------------------------------------
COMPREHENSIVE INCOME         $     5        13,322      $ 19,932        26,711
                            ==================================================
Earnings per share
  -Basic                      $ 0.23          0.42       $  1.20          1.08
  -Diluted                      0.23          0.42          1.18          1.08
Comprehensive income per share
  - Basic                     $ 0.00          0.73       $  1.09          1.46
  - Diluted                     0.00          0.72          1.08          1.45
Dividends per share           $ 0.13          0.13       $  0.53          0.51
Weighted average shares
  outstanding
  -Basic                  18,270,882    18,270,882    18,271,280    18,273,198
  -Diluted                18,512,484    18,417,614    18,480,202    18,394,842


Per share/share information presented reflects a two-for-one stock split announced by SJW Corp.'s Board of Directors on 1/31/06


                            SJW CORP. AND SUBSIDIARIES
                       CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                                 (In thousands)

                                                    DECEMBER 31    DECEMBER 31
ASSETS                                                     2005           2004
UTILITY PLANT:                                      --------------------------
  Land                                                 $  1,735          1,735
  Depreciable plant and equipment                       648,931        605,420
  Construction in progress                                5,611          4,595
  Intangible assets                                       7,840          7,840
                                                       -----------------------
      Total utility plan                                664,117        619,590
Less accumulated depreciation and amortization          208,909        189,221
                                                       -----------------------
      Net utility plant                                 455,208        430,369
NONUTILITY PROPERTY:                                     38,720         35,154
Less accumulated depreciation                             3,870          3,167
                                                       -----------------------
      Net nonutility property                            34,850         31,987
CURRENT ASSETS:
  Cash and equivalents                                    9,398         10,899
  Accounts receivable and accrued unbilled
    utility revenue                                      19,851         15,260
  Long-lived assets held-for-sale                           149              -
  Prepaid expenses and other                              2,294          2,211
                                                       -----------------------
      Total current assets                               31,692         28,370
OTHER ASSETS:
  Investment in California Water Service Group           42,051         41,413
  Unamortized debt issuance and reacquisition costs       3,131          3,300
  Regulatory assets                                      13,037          8,064
  Other                                                   7,740          8,649
                                                       -----------------------
      Total other assets                                 65,959         61,426
                                                       -----------------------
                                                       $587,709       $552,152
                                                       =======================
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
    Common stock                                       $  9,516        $ 9,516
    Additional paid-in capital                           15,368         14,306
    Retained earnings                                   160,588        148,525
    Accumulated other comprehensive income               10,436         12,344
                                                       -----------------------
        Total shareholders' equity                      195,908        184,691
    Long-term debt, less current portion                145,281        143,604
                                                       -----------------------
        Total capitalization                            341,189        328,295
CURRENT LIABILITIES:
    Current portion of long-term debt                       332            275
    Accrued pump taxes and purchased water                3,985          3,856
    Purchased power                                         804            848
    Accounts payable                                      5,120            870
    Accrued interest                                      3,618          3,619
    Accrued taxes                                         1,619            890
    Other current liabilities                             5,466          4,993
                                                       -----------------------
        Total current liabilities                        20,944         15,351

DEFERRED INCOME TAXES                                    54,100         51,422
ADVANCES FOR AND CONTRIBUTIONS IN AID OF CONSTRUCTION   154,235        143,906
OTHER NONCURRENT LIABILITIES                             17,241         13,178
                                                       -----------------------
                                                       $587,709       $552,152
                                                       =======================